Exhibit lOl


            Retirement Plan for Outside Directors of
                        C. R. Bard, Inc.
   (As Amended and Restated Effective as of September 9, 1992)


1. PURPOSE. By providing Outside Directors with the opportunity for retirement income, C. R. Bard, Inc. (the Corporation) intends to enhance the Corporation's ability to attract and retain the services of experienced Outside Directors and to have available their continuing counsel following retirement from the Board of Directors. The Plan is intended to be an unfunded plan maintained for the purpose of providing deferred compensation for Outside Directors (who are not employees of the Corporation) and as such is exempt from the Employee Retirement Income Security Act of 1974. The Plan is hereby amended and completely restated in this instrument effective as of September 9, 1992.
2. DEFINITIONS. Except as otherwise specified, or as the context may otherwise require, the following have the meanings indicated below for all Plan purposes.
     (a) ANNUAL RETAINER is the annual amount, exclusive of any Meeting Fees, received by an Outside Director as may from time to time be set by the Board of Directors.
     (b) CHANGE OF CONTROL shall mean and be deemed to occur if a change of control of the nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K as in effect on the date hereof, September 9, 1992, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), provided that, without limitation, a "Change of Control" shall be deemed to have occurred if (1) the beneficial ownership at any time hereafter by any "person," as defined herein, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation's outstanding capital or (2) individuals who, as of the date hereof, September 9, 1992, constitute the Board of Directors of the Corporation (the "Board" generally and as of
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the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Corporation, nor any acquisition by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of this definition of "Change of Control," the following definitions and rules shall be applicable:
     (i) The term "person" shall mean any individual, group, corporation or other entity.
     (ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:
          (A) which that person owns directly, whether or not of record, or
          (B) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or
          (C) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an "affiliate" or "associate" (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person or

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           (D) which are beneficially owned, directly or indirectly
(including shares deemed owned through application of clause (B) above), by any other person with which that person or his "affiliate" or "associate" (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.
     (iii) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (ii)(B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.
     (iv) Shares of capital stock, if any, held by The Chase Manhattan Bank N.A. under the Indenture and the Escrow Agreement dated as of November 1, 1971 between International Paper Company and said Bank shall not be deemed owned by International Paper Company or by said Bank for purposes of this Plan, so long as they are held by said Bank under said Escrow Agreement, but said shares shall be deemed outstanding for the purpose of determining the aggregate number of outstanding shares of capital stock of the Corporation.
     (c)   EFFECTIVE DATE of the Plan means January 1, 1984.
     (d) MEETING FEE is the fee paid to an Outside Director for attendance at each meeting of the Board of Directors and each meeting of any Committee of the Board of Directors, but shall not include the additional fee paid to a Committee Chairman.
     (e) OUTSIDE DIRECTOR means a member of the Board of Directors of the Corporation who is not also an employee of the Corporation.
     (f)   PLAN is the "Retirement Plan for Outside Directors of
C. R. Bard, Inc." The Plan shall be administered by the Policy, Procedures and Organization Committee of the Board of Directors.

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     (g)   RETIREMENT INCOME shall be an amount equal to the amount
of the Annual Retainer received by an Outside Director at the time his Service ceases, together with 12 times the amount of the
Meeting Fee received by the outside Director at the time his service ceases. In the event that the Outside Director's Service shall cease prior to July 1 of any year, then for purposes of computing the Annual Retainer and Meeting Fee, such amount shall be deemed to be the amount of the Annual Retainer or Meeting Fee which was in effect on July 1 of the year in which such Outside
Director's Service shall have ceased.
     (h) SERVICE is the number of years that the Outside Director has served on the Board at retirement. Effective as of September
9, 1992, in the event that an Outside Director's Service shall include a partial year, such partial year shall be rounded up to a full year.
     (i) VESTED BENEFITS means the amount of Retirement Income which an Outside Director shall have become entitled to by reason of his Service.
3.   ELIGIBILITY.
     (a)   All Outside Directors of the Corporation who serve on
the Board of the Corporation on or after the Effective Date of the Plan, and other retired Outside Directors, are eligible to receive Retirement Income subject to the terms of the Plan contained herein, except that no Outside Director shall be entitled to participate in or to receive any amounts pursuant to this Plan if such Outside Director is receiving benefits under the Employees' Retirement Plan of C. R. Bard, Inc.
     (b) If a Change of Control occurs prior to the date an Outside Director is eligible to receive Retirement Income, then for purposes of this Plan, the amount of retirement income which the Outside Director would have been entitled to receive had he retired on the date of the Change of Control shall be irrevocably vested in the Outside Director, and he shall be entitled to receive same together with any additional amounts earned since the date of the Change of Control in accordance with the provision of this Plan.
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4.   AMOUNT OF RETIREMENT INCOME.  For an Outside Director who
retires on or after September 9, 1992, the annual amount of Retirement Income shall be the Percentage of Retirement Income in accordance with the schedule below for the period specified in section 5. hereinafter.
     SERVICE AT TERMINATION        PERCENTAGE OF RETIREMENT INCOME
     Less than 5 years                         0%
     5 years or more                         100%
5. COMMENCEMENT AND DURATION OF RETIREMENT INCOME. Retirement Income shall be paid in quarterly installments and shall commence as of the first day of the calendar quarter next following the latest of (a) the date of the Outside Director ceases Service or
(b) the date the Outside Director attains age 55 or (c) the Effective Date of the Plan. Payments of Retirement Income will continue for a period of calendar years which is equal to the number of years of Service of the Outside Director or until his death, whichever first occurs, subject to section 7. below.
6. INCREASES IN RETIREMENT INCOME. If the Annual Retainer and/or Meeting Fees paid to active Outside Directors are increased to an amount higher than that in effect as of the date an Outside
Director ceased his Service, the Corporation may, in its sole discretion, prospectively increase the amount of Retirement Income to be paid, or then being paid, to a retired Outside Director.


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7.   DEATH BENEFIT FOR SPOUSE.  In the event of the death of a
retired Outside Director on or after the Effective Date of the Plan, the surviving spouse shall be entitled to receive the same Vested Benefits that the Outside Director would have received had the Outside Director survived.
     In the event of the death of an active Outside Director on or after the Effective Date of the Plan, the surviving spouse shall be entitled to receive the same Vested Benefits that the Outside Director would have received had the Outside Director retired on the date of death.
     Such Vested Benefits payments shall continue until the first to occur of (a) the death of the surviving spouse, or (b) the expiration of the duration of the Retirement Income as set forth in section 5. hereinabove as if the Outside Director had survived.
8. REMOVAL FOR CAUSE. In the event an Outside Director is removed for cause, as determined by the Board, there shall be no payments under the Plan. For purposes of this provision, "cause" shall mean any act or omission (a) in breach of the Outside Director's duty of loyalty to the Corporation or its shareholders,
(b) not in good faith or involving a knowing violation of law, or
(c) resulting in receipt by the Outside Director of an improper personal benefit.



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9.   OBLIGATIONS OF RETIRED OUTSIDE DIRECTORS.  Anything in the
Plan to the contrary notwithstanding, Retirement Income shall commence, and continue to be paid, only if the Outside Director remains available to provide advice and counsel to the Corporation, and does not engage in business activity with other firms which the Corporation deems is competitive to its interests following such resignation or retirement; provided, however, that the obligations set forth hereinabove shall be deemed waived in the event of a Change of Control.
10. PROVISION OF BENEFITS. All benefits payable hereunder shall be provided from the general assets of the Corporation. No Outside Director shall acquire any interest in any specific assets of the Corporation by reason of this Plan.
11. AMENDMENT AND TERMINATION. The Corporation reserves the right to terminate this Plan or amend this Plan in any respect at any time, provided, however, that no termination or amendment may reduce the Vested Benefits of any Outside Director.
12. ARBITRATION. The parties agree that any dispute or claim concerning this Plan or the terms thereof, including whether such dispute or claim is arbitrable, will be settled by arbitration.
The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. Either party shall make a demand for arbitration by giving a demand in writing to the other party.
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     The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties and a third chosen by the two arbitrators. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte.
     Arbitration shall take place in the Borough of New Providence, State of New Jersey, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said Borough as is selected by the arbitrator(s).
     At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence and discovery applicable to judicial proceedings shall not be applicable. Evidence may be admitted or excluded in the sole discretion of the arbitrator(s). Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their binding award in writing and cause a copy thereof to be delivered to each of the parties.
     The decision of the arbitrator(s) including determination of amount of any damages suffered shall be exclusive, final and binding upon both parties, their heirs, executors, administrators, successors, and assigns.


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     A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing law of the State of New Jersey.
     The costs of such arbitration shall be borne by the Corporation.
     To the extent that any language contained in this arbitration clause shall be inconsistent with any provision of NJS 2A:24-1 et seq or any provision of the Commercial Arbitration Rules referred to herein, it is the intention of the parties hereto that the subsequent inconsistent provision of this clause shall control.
     Notwithstanding anything contrary in this Plan, this section is in no way an attempt to limit discovery which shall be at the sole discretion and prior approval of the arbitrator(s) and his (their) rulings on discovery shall be binding; however, he (they) is (are) to be guided by the most expeditious manner in resolving disputes under this Plan.
13. ATTORNEYS' FEES. In the event that the Outside Director shall be the prevailing party in any arbitration or any action at law or in equity to enforce an arbitration award, the Corporation shall pay the Outside Director all costs, expenses and reasonable attorneys' fees incurred therein by such Outside Director including, without limitation, such costs, expenses and fees on any appeals.

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14.  MISCELLANEOUS.  Nothing herein contained shall be deemed to give to any Outside Director the right to be retained as a Director nor shall it interfere with the Outside Director's right to terminate his directorship at any time.
     No benefit payable hereunder shall be subject to alienation or assignment.
     The retirement benefits herein contained are in addition to any other award, arrangement, contract or benefits, if any, that any Outside Director may have by virtue of service for the Corporation, unless and to the extent that any such other award, arrangement, contract or benefit provides otherwise. 15. This Plan shall be construed according to the laws of the State of New Jersey.
Revised 2/93











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